Exhibit 5.4

our ref | JGA/ACB 01407186	your ref |	date | 17 July 2013

The Nielsen Company Finance (Ireland) Limited
14 Riverwalk
National Digital Park
Citywest Business Campus
Dublin 24
Ireland

(the Company)

Dear Sirs,

We have acted on your behalf in connection with an exchange by Nielsen Finance LLC and Nielsen Finance Co. (the Issuers) of USD 800,000,000 4.500% Senior Notes due 2020 pursuant to an Indenture dated 2 October 2012 between the Issuers, the Initial Purchasers, the Company and the other Guarantors named therein (the Indenture) and the entry by the Company into documentation in connection therewith pursuant to which the Company would, amongst other things, guarantee repayment of the notes owing under the Indenture (the Transaction).

1.	We have examined copies of:

	1.1.	The Indenture; and

	1.2.	a corporate certificate (the Certificate) of the Company dated 19 June 2013 attaching:

		1.2.1.	copies of the certificate of incorporation, the certificates on change of name and memorandum and articles of association of the Company;

		1.2.2.	a copy of an extract from the minutes of a meeting of the board of directors of the Company held on 27 September 2012;

		1.2.3.	a copy of the written resolution of the sole shareholder of the Company passed on 27 September 2012; and

		1.2.4.	a copy of the power of attorney of the Company dated 1 October 2012,

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Terms defined in the Indenture have the same meaning in this opinion letter.

2.	For the purpose of giving this opinion we have assumed:

	2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

	2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

	2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

	2.4.	that the memorandum and articles of association of the Company are correct and up to date;

	2.5.	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Indenture and the accuracy of all certificates provided to us by the Company;

	2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Indenture;

	2.7.	without having made any investigation, that the terms of the Indenture are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

	2.8.	the accuracy and completeness of all information appearing on public records; and

	2.9.	that the Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

	3.1.	the Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 17 July 2013, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

	3.2.	the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Indenture, and the implementation by the Company of the foregoing will not cause:

		3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting the Company or by statute or regulation) to be exceeded; or

		3.2.2.	any law or order to be contravened; and

	3.3.	the Indenture has been duly executed on its behalf.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

	4.1.	this opinion is strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

	4.2.	we express no opinion on whether the obligations on the part of the Company under the Indenture are valid and legally binding on and are in a form capable of enforcement against the Company or on any taxation matters.

As this opinion is furnished by us for the purpose of the filing by the Issuers of a registration statement on the Form S–4 (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder; and, except as provided in the immediately preceding sentence, this opinion may not be (in whole or in part) used, copied or circulated by any party or for any other purpose without our written consent. This opinion speaks only as of the date hereof and we disclaim any obligation to advise the Company or any other person of changes of law or fact that occur after the date hereof.

This opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

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